Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT, effective as of May 5, 2008, by and between LAPOLLA INDUSTRIES, INC. a Delaware corporation (the “Company”) and DOUGLAS J. KRAMER (the “Executive”).

WHEREAS, Executive is currently employed as President and Chief Executive Officer of the Company; and

WHEREAS, Company and Executive previously entered into an Executive Employment Agreement effective as of July 25, 2005 (the “Prior Agreement”); and

WHEREAS, Company and Executive have determined that it would be in each of their best interests to amend certain provision of the Prior Agreement and to enter into a new agreement subject to the terms and conditions hereinafter set forth in place of the Prior Agreement; and

WHEREAS, the Company has determined to provide the Executive with compensation and other benefits on the terms and conditions set forth in this Agreement (the “Agreement”), and the Executive is willing to accept such terms and conditions and to continue to perform services for the Company on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

1.      EMPLOYMENT TERM.  Subject to the provisions of Section 4 hereof, this agreement shall be effective commencing on May 5, 2008 and ending on December 31, 2010 (the “Term”).

2.      POSITIONS; DUTIES.

2.1.           The Company agrees to employ the Executive, and the Executive agrees to serve during the term hereof, as President and Chief Executive Officer of the Company.

2.2           While employed, the Executive agrees to devote all of his working time and efforts (excluding any periods of vacation and sick leave and any other permitted absences), using his ability, experience and talent, to the performance of services, duties and responsibilities in connection with the positions named above. The Executive shall perform such duties and exercise such powers, commensurate with his position, and shall be subject to such restrictions, as the Chairman of the Board and Board of Directors of the Company shall from time to time assign to him or impose.  Provided, however, Executive’s duties, powers and responsibilities shall at all times be consistent with the duties, powers and responsibilities of a President and Chief Executive Officer.

2.3           Nothing in this Agreement shall preclude the Executive from (a) engaging in charitable and community affairs (including serving on the board of any not-for-profit organization) so long as, in the reasonable determination of the Board of Directors, such activities do not interfere with his duties and responsibilities hereunder; (b) managing any passive investment made by him in publicly traded equity securities or other property (provided that no such investment may exceed 5% of the equity of any entity without the prior approval of the Board of Directors); or (c) serving, subject to the prior approval of the Board of Directors, as a member of corporate boards of directors or as a trustee of any other corporation, association or entity.

3.      COMPENSATION AND RELATED MATTERS.

3.1           Base Compensation.  The Company shall pay the Executive a base salary (“Base Salary”) calculated at an annual rate of $350,000. The Base Salary may be increased in the discretion of the Board during the Employment Term and, as so increased, shall not be decreased and shall constitute “Base Salary” hereunder.

3.2           Annual Bonus.  As determined by the Compensation Committee of the Board of Directors, Executive shall be eligible for bonus consideration (“Bonus”) as and if bonuses are paid to other Executives on an annual basis.

3.3           Transaction Bonus.  In addition to his Base Salary, provided Executive is still employed by the Company upon the consummation of a Change in Control (as defined in Section 4.7 below), or in the event Executive’s employment is terminated within one year immediately preceding the consummation of a Change in Control (other than by the Company for “Cause” as defined below or by Executive without “Good Reason” as defined below), the Executive shall be entitled to receive a bonus (the “Transaction Bonus”) in addition to any other payments or benefits applicable thereto under this Agreement. The Transaction Bonus shall be in an amount equal to six percent (6%) of the “Transaction Value”, which means the total amount of consideration paid in respect of the transaction that resulted in the Change in Control.  The Transaction Bonus shall be paid at the same time and in the same form of consideration (e.g., cash, stock in the acquiring company, promissory note or a combination thereof) as is the consideration received by the holders of the majority of the outstanding voting securities of the Company who participate in the transaction.  In the Company’s sole and absolute discretion, it may pay in cash all or any portion of the Transaction Bonus that would otherwise be paid in a form of consideration other than cash pursuant to this Section.  Upon request and at his sole expense, Executive shall be entitled to have the Company’s outside auditors prepare a full and complete accounting of the calculation of the Transaction Value and the Transaction Bonus.

3.4           Automobile.  During the Employment Term, Executive shall be entitled to the use of an automobile and the Company shall reimburse the Executive for all reasonable automobile expenses incurred by him.

3.5           Employee Benefit Programs, Plans and Practices.  During the Term, the Executive shall be entitled to participate in all employee pension, welfare and fringe benefit programs, plans and practices (including, without limitation, the Company’s vacation plan under which Executive is entitled to three (3) weeks of paid vacation time per year, up to seven (7) days of which may be carried over to the following year without the written consent of the Company), and any incentive compensation plans, all in accordance with the terms thereof and subject to the changes that may be made to them during the Term, which the Company makes available to its executives.

3.6            Expenses.  The Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, including, without limitation, expenses for travel and similar items related to such duties and responsibilities. The Company will reimburse the Executive for all such expenses upon presentation by the Executive from time to time of appropriately itemized and approved (consistent with the Company’s policy) accounts of such expenditures.

3.7            Withholding Taxes.  The Company shall have the right to deduct or withhold from all payments due to Executive hereunder any and all sums required for any and all federal, social security, state and local taxes, assessments or charges now applicable or that may be enacted and become applicable in the future.

4.      TERMINATION OF EMPLOYMENT.

4.1           Termination by Company Without Cause or by Executive with Good Reason During the Term.  If this Agreement and the Executive’s employment hereunder are terminated during its term by the Company without “Cause” (as defined below) or by the Executive with “Good Reason” (as defined below), the Executive shall be entitled to the following compensation and benefits:

(a)    A severance amount equal to the lesser of (i) twenty-four (24) months Base Salary; or (ii) Base Salary for the remainder of the Term, paid in equal monthly installments.  The amount of any severance otherwise payable to Executive shall be reduced by the amount of earned income to which Executive shall be entitled for services performed during the severance payment period for other than the Company;

(b)    The product of (i) the Value (as defined below), as of the last day of the calendar year containing the Termination Date, of any equity or equity based awards granted under any plans or other arrangements, if any, they may be adopted or implemented by Company after May 5, 2008, which Executive can show that he reasonably would have received had he remained employed by the Company through the end of the calendar year containing the Termination Date, or four (4) months after the Termination Date, whichever is greater, multiplied by (ii) a fraction, the numerator of which is the number of days in the calendar year in which the Date of Termination occurs through the Termination Date and the denominator of which is 365, but only to the extent not previously vested, exercised and/or paid.  For purposes of this paragraph, the Value of any equity or equity based awards shall be determined by the Company’s independent accountants, whose determination shall be final; and

(c)    Reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the Company during the period ending on the Termination Date;

(d)    To the extent not theretofore paid or otherwise provided for under this Agreement, Company shall timely pay or provide to Executive, any other amounts or benefits which Executive is then entitled to receive through the Termination Date under any plan, program, policy or practice or contract or agreement maintained by the Company for the benefit of Executive, including any unused vacation that is accrued and unpaid as of the Termination Date; and

(e)    Health benefits.  For twelve (12) months from the Termination Date, continued participation in any plan(s) providing medical, hospitalization and dental coverage for Executive as of the Termination Date, subject to the same terms and conditions, including but not limited to those requiring contributions by Executive, as were applicable to Executive immediately prior to the Termination Date.  Any coverage to be provided for Executive under this paragraph shall be conditioned upon his timely election of COBRA or any other laws providing for continuation of coverage upon employment termination, effective as of the Termination Date.  If, for any reason, Company’s plan(s) do not permit such coverage subsequent to termination of employment, Company will, to the extent it is able to do so, provide Executive with similar coverage (with the same after tax effect) outside of such plan(s).

4.2           Except as otherwise provided in this Agreement, all payments required to be paid by the Company to the Executive pursuant to Section 4.1 are payable on the Termination Date or as soon thereafter as is practical based upon the nature of the payment.

4.3           Termination by Company For Cause or  by Executive Without Good Reason.  If the Company hereunder terminates Executive’s employment at any time for Cause (as defined below) or Executive terminates his employment without Good Reason, Executive shall have no right to any bonuses, salaries, benefits or other compensation other than those accrued through the date of employment termination or required by law to be provided.

4.4           Termination On Account of Death or Disability.   Company shall treat termination of Executive’s employment on account of his Death or Disability as a Termination without Cause for purposes of this Agreement.  In the event of Executive’s Death, the Termination Date shall be his date of death.  In the event of Executive’s Disability, the Termination Date shall be the date that is five (5) days after the date on which Company gives Executive written notice of termination of employment on account of his Disability.  Such written notice may be given by Company at any time after Executive has suffered a physical or mental illness that renders him incapable of fulfilling his obligations under this Agreement, and such physical or mental illness existed and rendered him incapable of fulfilling his obligations for a period of at least ninety (90) days within a consecutive one hundred and eighty (180) day period.  The Company’s determination that Executive is incapable of fulfilling his obligations under this Agreement shall be final and binding in the absence of fraud.

4.5           As used herein, the term “Cause” shall mean (i) willful malfeasance or willful misconduct by Executive in connection with his employment, (ii) continuing refusal by Executive to perform his duties hereunder or follow any lawful direction of the Board, (iii) any material breach of the provisions of Sections 12 or 13 of this Agreement by Executive, (iv) engaging in conduct detrimental to the interest or reputation of the Company, without regard to whether such conduct was in connection with the Executive’s employment, or (v) the Executive’s conviction of, or plea of nolo contendere to, a felony (other than a traffic violation), which, in each event in (i), (ii) or (iii), actually has a material effect on the Company and its business. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, based upon a reasonable good faith determination of the Board, the Executive is guilty of the conduct described above, and specifying the particulars thereof in detail. The Executive shall have ten (10) days after the date that such written notice has been given to the Executive in which to cure such conduct, to the extent such cure is possible.

4.6           As used herein, the term “Good Reason” shall mean (i) a reduction in the Executive’s Base Salary; (ii) a substantial diminution of the Executive’s duties and responsibilities; or (iii) a relocation of the Executive’s primary workplace that is not agreed to by him and is to a location that is greater than fifty (50) miles from Executive’s primary workplace as of the date of this Agreement.   The Company’s employment of another officer in a newly created position or otherwise, at a position beneath that of the Executive, shall not be deemed to constitute, or result in, a substantial diminution of the Executive’s duties or responsibilities for purposes of this Agreement.

4.7           Termination following a Change in Control.  If the Company or any successor terminates this Agreement at any time during the Term following a “Change in Control” (as defined below) of the Company:  (i) Executive shall be entitled to an amount equal to the Base Salary which would otherwise be payable over the remaining term of this Agreement, payable in a lump sum; and (ii) any outstanding Awards (including substituted shares of the acquiring or surviving Company in the case of a merger or acquisition) held by Executive or other benefits under any Company plan or program, which have not vested in accordance with their terms will become fully vested and exercisable at the time of such termination.  “Change in Control” means an Ownership Change Event or series of related Ownership Change Events (collectively, a “Transaction”) in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company, or in the event of an ownership Change Event, the entity to which the assets of the Company were transferred.  An “Ownership Change Event” shall be deemed to have occurred if any of the following occurs with respect to the Company: (i) the direct or indirect sale or exchange by the stockholders of the Company of all or substantially all of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company); or (iv) a liquidation or dissolution of the Company.  The sole exception to Change in Control and Ownership Change Event as described above shall be any Change in Control or Ownership Change Event that may result from the death or incapacity of Richard J. Kurtz wherein his interest is transferred to his heirs only.  In such event for the purposes hereof, no Change in Control or Ownership Change Event shall be deemed to have occurred.

4.8           Release of Claims.  Upon good and valuable consideration, the receipt of which the Executive and the Company each hereby acknowledge, upon termination of the Executive’s employment for any reason set forth in Section 4, with the exception of the reasons for termination provided under Section 4.3, the Company and the Executive agree to execute a release of claims, substantially in the form attached hereto as Exhibit A, with respect to claims that arise on or prior to the date of the execution of the release. The Executive’s execution of such release shall be a condition precedent to the payment of any of the compensation and benefits referred to in this Section 4.

4.9           NOTICE OF TERMINATION.  Any purported termination by the Company or by the Executive shall be communicated by written notice of termination to the Executive or the Company, respectively, delivered on or prior to the effective date of such termination.

5.      TERMINATION DATE.  “Termination Date” shall mean, in the case of the Executive’s death, his date of death and, in all other cases, the last day of the Executive’s employment with the Company hereunder.

6.      SUCCESSORS; BINDING AGREEMENT.

6.1           This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns and, at the time of any such succession or assignment, the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term the “Company” as used herein shall include such successors and assigns. The term “successors and assigns” as used herein shall mean a corporation or other entity acquiring ownership, directly or indirectly, of all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

6.2           Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal personal representative.

7.      NOTICE.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement (including a notice of termination of employment) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the secretary of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

8.      NON-EXCLUSIVITY OF RIGHTS.  Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company.  Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company shall be payable in accordance with such plan or program.

9.      MISCELLANEOUS.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. No additional compensation provided under any benefit or compensation plans to the Executive shall be deemed to modify or otherwise affect the terms of this Agreement or any of the Executive’s entitlements hereunder.

10.    GOVERNING LAW.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without reference to principles of conflicts of laws.

11.    SEVERABILITY.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

12.    NONSOLICITATION; NONCOMPETITION

12.1          The Executive hereby covenants and agrees that at all times during the period of his employment with the Company and for two years thereafter (the “Restriction Period”), he shall not, either directly or indirectly, for himself or for or through any third-party, without the prior written consent of the Board, (i) solicit or take any action to willfully or intentionally cause the solicitation of any person who as of the Termination Date, or at any time during the two year period immediately preceding the Termination Date, is a “Client” of the Company (as hereinafter defined) to transact any business with a “Competitive Enterprise” (as hereinafter defined) or discontinue business, in whole or in part with the Company; (ii) willfully or intentionally interfere with or damage any relationship between a Client and the Company, or (iii) solicit any person employed by, or performing services in any other capacity, including but not limited to as an independent contractor or distributor, on the Termination Date or at any time within the immediately preceding two year period, for the Company or any of its subsidiaries, to apply for or accept employment with, or perform services in any other capacity for, a Competitive Enterprise or otherwise encourage or entice such person to leave is position with the Company or any of its subsidiaries.

12.2          The Executive hereby covenants and agrees that during the Restriction Period, the Executive shall not, either directly or indirectly, for himself or for or through any third party, (a) accept business which is substantially similar to the business of the Company from any individual or entity that obtained the goods or services of, or purchased goods or services from, the Company during the two (2) year period immediately prior to the Termination Date; (b) accept business from any Client of the Company (the identity of and information concerning which constitute trade secrets and Confidential Information of the Company) on behalf of any individual or entity in connection with any business substantially similar to the business of the Company, or (c) make known the names and addresses of such customers or any information relating in any manner to the Company’s trade or business relationships with such customers, other than in connection with the performance of Executive’s employment with Company.

12.3          The Executive hereby covenants and agrees that, except as otherwise provided in this section, at all times during the Restriction Period, he shall not, without the prior written consent of the Board, be engaged in or have a financial interest in any business that is a Competitive Enterprise, or otherwise engage in any activity that is a Competitive Enterprise.  Notwithstanding the foregoing, in the event the Executive is terminated without Cause or resigns for Good Reason, the restrictions on competition contained in this Section 12.3 shall only apply during the period for which he is entitled to severance payments under Section 4.1 hereof.

Upon the expiration of the term of this Agreement or any renewal thereof, the restrictions on competition contained in this Section 12.3 shall not apply if the Company, in its discretion, elects not to offer Executive continued employment upon terms and conditions substantially equivalent to those that were in effect immediately prior to the expiration of the term of this Agreement or any renewal thereof.

12.4.         For purposes of this Agreement, the term “Competitive Enterprise” shall mean any business which is in competition with a business engaged in by the Company or any of its subsidiaries or affiliates in any state of the United States or in any foreign country in which any of them are engaged in business at the time of such termination of employment for as long as they carry on a business therein. Notwithstanding the preceding sentence, the Executive shall not be prohibited from owning less than five (5%) percent of any publicly traded corporation.

12.5.         For purposes of this Agreement, “Client” shall mean (a) an existing client or customer of the Company or any of its subsidiaries; or (b) an intended client or customer of the Company or any of its subsidiaries with whom the Company has devoted a substantive amount of resources pursuing, and as a direct result there from has a reasonable belief that there will be an imminent purchase order or other agreement to purchase Company’s goods and/or services.

12.6          The Executive acknowledges, agrees and confirms that the restrictions contained in this Section are necessary to protect the legitimate business interests of the Company and shall be enforceable to the fullest extent permitted by applicable law.  Therefore, to the extent any court of competent jurisdiction shall determine that any portion of the foregoing restrictions is excessive, such provision shall not be entirely void, but rather shall be limited or revised only to the extent necessary to make it enforceable. Specifically, if any court of competent jurisdiction should hold that any portion of the foregoing description is overly broad as to one or more states of the United States or one or more foreign jurisdictions, then that state or states or foreign jurisdiction or jurisdictions shall be eliminated from the territory to which the restrictions of this Section 12 applies and the restrictions shall remain applicable in all other states of the United States and foreign jurisdictions.

13.           CONFIDENTIAL INFORMATION.  The Executive agrees to keep secret and retain in the strictest confidence all confidential matters which relate to the Company, its subsidiaries and affiliates, including without limitation, customer lists, client lists, trade secrets, pricing policies and other business affairs of the Company, its subsidiaries and affiliates learned by him from the Company or any such subsidiary or affiliate or otherwise before or after the date of this Agreement, and not to disclose any such confidential matter to anyone outside of the Company or any of its subsidiaries or affiliates, whether during or after his period of service with the Company, except (i) as such disclosure may be required or appropriate in connection with his work as an employee of the Company or (ii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information. The Executive agrees to give the Company advance written notice of any disclosure pursuant to clause (ii) of the preceding sentence and to cooperate with any efforts by the Company to limit the extent of such disclosure. Upon request by the Company, the Executive agrees to deliver promptly to the Company upon termination of his services for the Company, or at any time thereafter as the Company may request, all Company, subsidiary or affiliate memoranda, notes, records, reports, manuals, drawings, designs, computer files in any media and other documents (and all copies thereof) relating to the Company’s or any subsidiary’s or affiliate’s business and all property of the Company or any subsidiary or affiliate associated therewith, which he may then possess or have under his direct control, other than personal notes, diaries, rolodexes and correspondence.

14.           OWNERSHIP OF DEVELOPMENTS AND OTHER RIGHTS.  All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, formulations, processes or works of authorship, or other property or rights of a similar nature, developed or created by Executive during the Term or at any other time while performing services for on or behalf of the Company, directly or indirectly, shall belong exclusively to the Company.

15.           REMEDY.  Should the Executive engage in or perform, either directly or indirectly, any of the acts prohibited by Sections 12 or 13 hereof, or treats as his own any developments belonging to Company pursuant to Section 14 hereof, it is agreed that the Company shall be entitled to full injunctive relief, to be issued by any competent court of equity, enjoining and restraining the Executive and each and every other person, firm, organization, association, or corporation concerned therein, from the continuance of such violative acts. The foregoing remedy available to the Company shall not be deemed to limit or prevent the exercise by the Company of any or all further rights and remedies, which may be available to the Company hereunder or at law or in equity.

16.           ENTIRE AGREEMENT; WAIVER OF CLAIMS.  This Agreement constitutes the entire agreement between the parties hereto with respect to the terms of the Executive’s employment with the Company and supersedes the Prior Agreement and all other prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to such subject matter, and the terms and conditions of the Executive’s employment with the Company shall be governed solely pursuant to the terms of this Agreement (which shall include the plans or programs referred to in this Agreement).

17.           COUNTERPARTS.  This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

18.           CONSULTATION AND REVIEW BY INDEPENDENT COUNSEL.  Executive represents to Company that he has consulted with and been advised by independent counsel of his own choosing in connection with the negotiation of the form and substance of this Agreement prior to its execution.

19.           INDEMNIFICATION.  The Company shall indemnify the Executive against all lawsuits, losses, claims, expenses, or other liabilities of any nature by reason of the fact that he (a) is or was an officer, director, employee, or agent of the Company or any of its subsidiaries or affiliates, or (b) while he is or was a director, officer, employee or agent of the Company, the Company or any of their subsidiaries or affiliates, is or was servicing at the request of the Company as a director, officer, partner, venture, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, joint venture, trust, employee benefit plan or other entity.

20.           NON-BINDING MEDIATION.  In the event of a dispute under this Agreement, each Party agrees to submit to non-binding mediation prior to the commencement of any legal or administrative proceeding against the other for any alleged violation of the Agreement.  If the parties are unable to agree upon an individual to serve as mediator, they shall each select an attorney or other individual recognized as an approved mediator, and those two individuals selected shall jointly agree upon the selection of a third individual who shall alone serve as mediator.  If such parties are also unable to agree upon an individual to serve as mediator, the requirement of each party to submit to non-binding mediation under this Agreement shall be waived.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative and the Executive has executed this Agreement as of the day and year first above written.

LAPOLLA INDUSTRIES, INC.

By:	/s/ Richard J. Kurtz
Richard J. Kurtz, Chairman of the Board

EXECUTIVE:

/s/ Douglas J. Kramer
Douglas J. Kramer

EXHIBIT A

MUTUAL RELEASE

(a) Douglas J. Kramer (the “Releasor”), for and in consideration of benefits provided pursuant to the Employment and Severance Agreement (the “Agreement”), dated as of May 5, 2008, by and between the Releasor and LaPolla Industries, Inc. (the “Company”), does for himself and his, heirs, executors, administrators, successors and assigns, hereby now and forever, voluntarily, knowingly and willingly release and discharge the Company and its parents, subsidiaries and affiliates (collectively, the “Company Group”), together with their respective present and former partners, officers, directors, employees and agents, and each of their predecessors, heirs, executors, administrators, successors and assigns (but as to any partner, officer, director, employee or agent, only in connection with, or in relationship to, his or its capacity as a partner, officer, director, employee or agent of the Company and its subsidiaries or affiliates and not in connection with, or in relationship to, his or its personal capacity unrelated to the Company or its subsidiaries or affiliates) (collectively, the “Company Releasees”) from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever, known or unknown, suspected or unsuspected, which against the Company Releasees, jointly or severally, Releasor or Releasor’s heirs, executors, administrators, successors or assigns ever had or now have by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time Releasor executes this release arising out of or relating in any way to Releasor’s employment relationship with the Company, including but not limited to, any rights or claims arising under any statute or regulation, including the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, or the Family and Medical Leave Act of 1993, each as amended, or any other federal, state or local law, regulation, ordinance or common law, or under any policy, agreement, understanding or promise, written or oral, formal or informal, between any Company Releasee and Releasor.  Releasor shall not seek or be entitled to any recovery, in any action or proceeding that may be commenced on Releasor’s behalf in any way arising out of or relating to the matters released under this Release. Notwithstanding the foregoing, nothing herein shall release any Company Releasee from any claim or damages based on (i) the Releasor’s rights under the Agreement, (ii) any right or claim that arises after the date the Releasor executes this release, (iii) the Releasor’s eligibility for indemnification in accordance with applicable laws or the certificate of incorporation or by-laws of the Company (or any affiliate or subsidiary) or any applicable insurance policy, with respect to any liability the Releasor incurs or incurred as an officer or employee of the Company or any affiliate or subsidiary (including as a trustee or officer of any employee benefit plan) or (iv) any right the Releasor may have to obtain contribution as permitted by law in the event of entry of judgment against the Releasor as a result of any act or failure to act for which the Releasor and the Company or any affiliate or subsidiary are held jointly liable.

(b) The Releasor has been advised to consult with an attorney of the Releasor’s choice prior to signing this release, has done so and enters into this release freely and voluntarily.

(c) The Releasor has had in excess of twenty-one (21) calendar days to consider the terms of this release.  Once the Releasor has signed this release, the Releasor has seven (7) additional days to revoke the Releasor’s consent and may do so by writing to the Company.  The eighth day after the Releasor shall have executed this release shall be referred to herein as the Revocation Date.

(d) The Company, for and in consideration of the Releasor’s covenants under the Agreement, on behalf of itself and the other members of the Company Group and any other Company Releasee, their respective successors and assigns, and any and all other persons claiming through any member of the Company Group or such other Company Releasee, and each of them, does hereby now and forever, voluntarily, knowingly and willingly release and discharge, the Releasor and dependents, administrators, agents, executors, successors, assigns, and heirs, from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever, known or unknown, suspected or unsuspected, which against the Releasor, jointly or severally, the Company and each other member of the Company Group or any other Company Releasee, their respective successors and assigns, and any and all other persons claiming through any member of the Company Group or such other Company Releasee ever had, now have or hereafter can, shall or may have by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time the Company executes this release arising out of or relating to the Releasor’s employment relationship with the Company, including, but not limited to, any claim, demand, obligation, liability or cause of action arising under any federal, state or local employment law or ordinance, tort, contract or breach of public policy theory or alleged violation of any other legal obligation.  Notwithstanding the foregoing, nothing herein shall release the Releasor and his dependents, administrators, agents, executors, successors, assigns, and heirs, (i) in respect of the Company’s rights under the Agreement, including, without limitation, with respect to the Company’s rights under Section 14 of the Agreement to enforce the Releasor’s obligations under Section 12 and Section 13 of the Agreement, or (ii) from any claims or damages based on any right or claim that arises after the date the Company executes this release. This release shall not apply to any claim relating to fraud, willful misconduct or breach of fiduciary duty by the Releasor arising from any fact first learned by the Company, excluding the Releasor’s knowledge, subsequent to the Company’s execution of this release.

(e) The Company’s release shall become effective on the Revocation Date, assuming that the Releasor shall have executed this release and returned it to the Company and has not revoked the Releasor’s consent to this release prior to the Revocation Date.

 (f)  In the event that any one or more of the provisions of this release shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this release shall not in any way be affected or impaired thereby.

The law of the State of Delaware shall govern this release without reference to its choice of law rules.

LAPOLLA INDUSTRIES, INC.

By:	/s/ Richard J. Kurtz
Richard J. Kurtz, Chairman of the Board

Dated: 5/5/2008

/s/ Douglas J. Kramer
Douglas J. Kramer

Dated: 5/6/2008